UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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CSB BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CSB BANCORP, INC.
6 West Jackson Street
Millersburg, Ohio 44654

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON
APRIL 27, 2005

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of CSB Bancorp, Inc. (“CSB”) will be held at the Carlisle Inn, Walnut Creek, Ohio, on Wednesday, April 27, 2005, at 7:00 p.m. local time, for the following purposes:

-	To elect three directors for three-year terms ending in 2008;

-	To amend the CSB Bancorp, Inc. Share Equity Incentive Plan to increase the number of shares available for grant from 75,000 to 200,000 shares; and

-	To transact any other business that may properly come before the Meeting or any adjournments thereof.

     Shareholders of record at the close of business on March 1, 2005, are entitled to vote at the Meeting and at any adjournments thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John J. Limbert

John J. Limbert

President and Chief Executive Officer

Millersburg, Ohio March 24, 2005

THE PROMPT RETURN OF PROXIES WILL SAVE CSB THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. PLEASE NOTE THAT YOUR VOTE CANNOT BE COUNTED UNLESS YOU SIGN AND RETURN THE PROXY CARD OR ATTEND THE MEETING AND VOTE IN PERSON.

CSB BANCORP, INC.
6 West Jackson Street
Millersburg, Ohio 44654

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 27, 2005

GENERAL

     The enclosed proxy is solicited by the Board of Directors of CSB Bancorp, Inc. (“CSB”), the principal executive offices of which are located at 6 West Jackson Street, Millersburg, Ohio 44654, in connection with the Annual Meeting of Shareholders (the “Meeting”) of CSB to be held on Wednesday, April 27, 2005, at the Carlisle Inn, Walnut Creek, Ohio, at 7:00 p.m. local time. This proxy statement and the accompanying notice of meeting are first being mailed to shareholders on or about March 24, 2005.

     The Meeting has been called for the following purposes: (i) to elect three directors, each for a three-year term; (ii) to amend the CSB Bancorp, Inc. Share Equity Incentive Plan to increase the number of shares available for grant from 75,000 to 200,000 shares; and (iii) to transact any other business that may properly come before the Meeting or any adjournment thereof.

REVOCATION OF PROXIES, DISCRETIONARY AUTHORITY
AND CUMULATIVE VOTING

     Shares of CSB’s common stock, par value $6.25 per share (the “Common Shares”), can be voted at the Meeting only if the shareholder is represented by proxy or is present in person. Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of CSB (addressed to: CSB Bancorp, Inc., 6 West Jackson Street, Millersburg, Ohio 44654, Attention: Ms. Margaret L. Conn, Secretary) or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting. A proxy will not be voted if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth below or as otherwise described herein in the event cumulative voting for directors is properly requested. The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the Meeting and (iii) any other business that may properly come before the Meeting or any adjournment thereof. At this time, it is not known whether there will be cumulative voting for the election of directors at the Meeting. If any shareholder demands cumulative voting for the election of directors at the Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees for director, unless authority to vote for any or all of the nominees is withheld.

     The enclosed proxy is being solicited by CSB and the cost of soliciting proxies will be borne by CSB. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph or telefax by directors, officers and employees of CSB.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Shareholders of record as of the close of business on March 1, 2005, (the “Record Date”), are entitled to (i) notice of the Meeting and (ii) one vote on each matter to be considered at the Meeting for each Common Share held on that date. As of the Record Date, there were 2,644,968 Common Shares issued and outstanding. The presence at the Meeting in person or by proxy of at least a majority of such shares will be required to constitute a quorum at the Meeting. Common Shares held by holders who abstain from voting and all Common Shares held by brokers who do not have the discretionary authority to vote on certain matters will be included in determining the presence of a quorum. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal or Director nominees, as each abstention or broker non-vote would be one less vote in favor of a proposal or for a Director nominee. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the Meeting.

     The following table sets forth the Common Shares beneficially owned by each person, group or entity owning more than five percent of CSB’s outstanding Common Shares as of the Record Date. This information was obtained from a Schedule 13D/A filed with the Securities and Exchange Commission by the Committee of Concerned CSB Shareholders for a Better Bank on January 3, 2002.

Name and Address of	Amount and Nature of	Percent of Common Shares
Beneficial Owner	Beneficial Ownership	Outstanding
The Committee of Concerned CSB Shareholders for a Better Bank, 1450 Fox Run Lane, Canfield, Ohio 44406[1]	231,836.594	8.8%[2]

[1]	The Committee consists of Richard G. Elliott, Ted W. DeHass, Don E. Sprankle, Gloria L. Miller, Darwin L. Snyder and Victor R. Snyder. This information is based on the January 3, 2002 Schedule 13D/A filing by the Committee.

[2]	The percent of Common Shares outstanding was determined based on the January 3, 2002 Schedule 13D/A filing evidencing ownership of the Committee, and the number of CSB Common Shares outstanding on the Record Date.

     The following table sets forth, as of the Record Date, (i) the Common Shares beneficially owned by each director, nominee for director and named executive officer of CSB or any person who has acted in such capacity since the beginning of the last fiscal year of CSB and (ii) the Common Shares beneficially owned by all current executive officers and directors as a group.

	Amount and Nature of	Percent of Common Shares
Name of Beneficial Owner	Beneficial Ownership [1]	Outstanding	Director
Robert K. Baker [2]	2,235.7545	*	Yes

Ronald E. Holtman [3]	1,000.0000	*	Yes

J. Thomas Lang [4]	5,904.5763	*	Yes

John J. Limbert [5]	25,454.3860	*	Yes

Daniel J. Miller [6]	38,831.7402	1.47%	Yes

Jeffery A. Robb, Sr. [7]	1,281.2575	*	Yes

Samuel M. Steimel [8]	25,305.6094	*	Yes

Eddie L. Steiner [9]	1,084.8946	*	Yes

John R. Waltman [10]	14,839.2629	*	Yes

Rick L. Ginther	2,000.0000	*	No

Paul D. Greig	2,000.0000	*	No

A. Lee Miller [11]	4,276.8384	*	No

Paula J. Meiler	1,000.0000	*	No

Total of current Directors and Executive Officers as a Group (15) persons	128,113.0518	4.84%

*	Represents less than 1% of Common Shares outstanding as of the Record Date.

[1]	The Securities and Exchange Commission has defined “beneficial owner” of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within sixty days.

[2]	Includes 485.5581 shares owned by Bonnie L. or Robert K. Baker in joint tenancy with right of survivorship, 450 shares owned by Bonnie L. Baker, 500 shares owned by the Robert K. Baker IRA, and 800.1964 shares owned by Bakerwell, Inc., of which Mr. Baker is co-owner.

[3]	These shares are owned by the Ronald E. Holtman IRA.

[4]	Includes 442.1652 shares owned by J. Thomas Lang, 4,530.9279 shares owned by Karen J. Lang, 253.0717 shares owned by Kendra S. Lang, 482.1773 shares owned by the J. Thomas Lang IRA and 196.2342 shares owned by the Karen J. Lang IRA.

[5]	Includes 15,000 shares owned by Mr. Limbert’s IRA and 10,000 stock options granted to Mr. Limbert that are currently exercisable and 454.3860 owned by Mr. Limbert’s 401(k) plan.

[6]	Includes 9,786 shares owned by Daniel J. Miller, 10,111 shares owned by Mary F. Miller, 1,000 shares owned by Daniel J. or Mary F. Miller in joint tenancy with right of survivorship and 17,934.7402 shares owned by the East Holmes Family Care Employees Pension Plan.

[7]	Includes 100 shares owned by Jeffery A. Robb, Sr., and 1,181.2575 shares owned by the Jeffery A. Robb, Sr. IRA.

[8]	Includes 16,767.4203 shares owned by Samuel M. Steimel, 7,012 shares owned by Ronda P. Steimel, 881 shares owned by the Samuel M. Steimel IRA, 119.1513 shares owned by the Ronda P. Steimel IRA, 11.3032 shares owned by Samuel M. Steimel, custodian for Benjamin Steimel Ladrach and William Frederick Ladrach and 514.7346 shares owned by Ronda P. Steimel, custodian for Zaccary Allen Patterson, Cassandra Faye Patterson, Skylar J. Patterson, and Brogan M. Steimel.

[9]	These shares are owned by Eddie L. Steiner or Jane M. Steiner in joint tenancy with right of survivorship.

[10]	Includes 6,871.9396 shares owned by John R. Waltman, 7,639.0289 shares owned by the John R. Waltman IRA and 328.2944 shares owned by Ruth A. Waltman.

[11]	Includes 302 shares owned by A. Lee Miller, 223.0675 shares owned by the A. Lee Miller IRA, 3,351.7709 shares owned by the A. Lee Miller 401(k), and 400 stock options granted to Mr. Miller that are currently exercisable. While no longer an Executive Officer of CSB Bancorp, information regarding Mr. Miller is provided pursuant to requirements of the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires CSB’s officers, directors and persons who own more than ten percent of a registered class of CSB’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required to furnish CSB with copies of all Section 16(a) forms they file. During 2004, with the exception of one Form 4 filing for Mr. Lang with respect to the acquisition of shares, and based solely on CSB’s review of the copies of such forms received by it and by statements of officers and directors that they complied with all applicable filing requirements, CSB’s officers, directors and greater than ten percent beneficial owners have complied with all filing requirements applicable to them.

PROPOSAL 1:
ELECTION OF DIRECTORS

     CSB’s Regulations provide that its business shall be managed by a board of directors of not less than three and not more than twenty-five persons. CSB’s Regulations divide such directors into three classes, as nearly equal in number as possible, and set their terms at three years. The Board of Directors, pursuant to CSB’s Code of Regulations, has established the number of directors at nine.

     Assuming that at least a majority of the issued and outstanding Common Shares are present at the Meeting so that a quorum exists, the three nominees for director of CSB receiving the most votes will be elected as directors. Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. The Board of Directors has nominated Messrs. Robert K. Baker, J. Thomas Lang, and John J. Limbert to serve until the 2008 Annual Meeting of Shareholders, and until their respective successors are elected and qualified. Messrs. Baker, Lang, and Limbert are incumbent directors whose present terms expire at the Meeting.

     If it is intended that Common Shares represented by the accompanying form of proxy will be voted for the election of nominees, please so indicate on the proxy card. (If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.) If one or more of the nominees should, at the time of the Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominee and any substitute nominee designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve. At this time, it is not known whether there will be cumulative voting for the election of directors at the Meeting. If any shareholder properly demands cumulative voting for the election of directors at the Meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

     The Board of Directors recommends that shareholders vote “FOR” the election of the nominees.

     The following table sets forth information concerning nominees for director of CSB, including their principal occupation or employment during the past five years. Each nominee, if elected, will serve for a term expiring at the Annual Meeting of Shareholders in 2008.

NOMINEES FOR DIRECTOR

				Year First
			Positions	Elected or	Current
			Held with	Appointed	Term to
Name	Age	Principal Occupation [1]	CSB	Director	Expire
Robert K. Baker	50	Co-owner and Controller, Bakerwell, Inc.	Director	2001	2005

J. Thomas Lang	61	Veterinarian, Dairy Farmer, Spring Hill Farm, Inc.	Director	1993	2005

John J. Limbert [2]	57	President and Chief Executive Officer, CSB Bancorp, Inc. [2]	President, Chief Executive Officer and Director	2003	2005

[1]	Unless otherwise noted herein, each of the Nominees for Director has been engaged in the occupation and employment described above for the past five years.

[2]	Mr. Limbert was hired as President of the Commercial & Savings Bank and CSB Bancorp, Inc. as of May 20, 2003. Mr. Limbert was appointed Chief Executive Officer of the Commercial & Savings Bank and CSB Bancorp, Inc. effective August 1, 2003. Mr. Limbert held the position of Vice President of Heartland Mortgage Company from 2001 to 2003 and the position of Executive Vice President of CheckFree Corporation from 1998 to 2001. From 1977 to 1998, Mr. Limbert held various positions with Bank One Corporation.

     The following table sets forth information concerning (i) incumbent directors of CSB who are not nominees for election at the Meeting and (ii) the other current executive officers of CSB (including Mr. Miller who was Chief Financial Officer until August 8, 2004). Included in the table is information regarding each person’s principal occupation or employment during the past five years.

DIRECTORS AND EXECUTIVE OFFICERS

				Year First
				Elected or
				Appointed
				Director or	Current
			Positions Held with	Officer, As	Term to
Name	Age	Principal Occupation[1]	CSB	Applicable	Expire
Ronald E. Holtman	62	Attorney, Logee, Hostetler, Stutzman and Lehman	Director	2001	2006

Daniel J. Miller	65	Retired Physician, East Holmes Family Care, Inc.	Director	1979	2006

Jeffery A. Robb, Sr.	56	President and Chairman, Robb Companies, Inc. [2]	Director	2001	2007

Samuel M. Steimel	47	Attorney, The Steimel Law Office	Director	1989	2007

Eddie L. Steiner	49	Vice President, Production, Smith Dairy Products	Director	2001	2006

John R. Waltman	63	Attorney, Critchfield, Critchfield & Johnston, LLC.	Director	2001	2007

Rick L. Ginther[3]	54	Banker	Senior Vice President and Chief Lending Officer	2003	N/A

Paul D. Greig[4]	59	Banker	Senior Vice President and Chief Operations/Information Officer	2003	N/A

Paula Meiler[5]	50	Banker	Senior Vice President and Chief Financial Officer	2004	N/A

A. Lee Miller[6]	46	Banker	Senior Vice President and Chief Financial Officer	1997	N/A

[1]	Unless otherwise noted herein, each of the Directors has been engaged in the occupations and employment described above for the past five years.

[2]	Mr. Robb held the position of Chairman and Manager of Robb, Dixon & Company until 2000, and President and Chief Executive Officer of Robb Companies, Inc. from 2000 to present. In 2002, he was named Interim President and Chief Executive Officer of Exchange Bancshares, Inc. and The Exchange Bank. He held that position until December 31, 2003.

[3]	Mr. Ginther held the position of President of the Canton region of Bank One from 2002 to 2003 and various positions with Bank One Corporation or predecessor from 1973 to 2002.

[4]	Mr. Greig retired from Bank One, Corporation in 2002 from the position of National Retail Support Services Manager. During retirement from 2002 through 2003 he was a substitute teacher in the two public school systems.

[5]	Ms. Meiler has served as Senior Vice President and Chief Financial Officer of CSB Bancorp since August 9, 2004. Previous positions include Chief Financial Officer and Treasurer of Consumers Bancorp Inc. from 1999 through 2004 and Comptroller of The Citizens Banking Company (nka Sky Bank) and Citizens Bancshares Inc. from 1981 to 1999.

[6]	Mr. Miller held the position of Senior Vice President and Chief Financial Officer of CSB Bancorp until August 8, 2004, and since that date has served as Vice President of Cash Management and Special Projects. While no longer an Executive Officer of CSB Bancorp, information regarding Mr. Miller is provided pursuant to requirements of the Securities and Exchange Commission.

     The Board of Directors conducts its business through meetings of the Board and its committees. Regular meetings of the Board of Directors are held on a monthly basis. The Board of Directors held 12 regular, and no special meetings during the year ended December 31, 2004. Each incumbent director attended at least 75% of the aggregate of the total meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which directors served in 2004. Directors receive no compensation from CSB. In addition, each director of CSB also serves as a director of The Commercial & Savings Bank, a wholly-owned banking subsidiary of CSB (the “Bank”), for which outside directors were compensated at a rate of $10,000 annually, plus $500 per Board Meeting attended and $500 per Committee Meeting. Mr. Limbert, an inside Director, received no compensation for director fees in 2004.

     CSB has a Nominating Committee, which recommends to the Board the nominees for election as directors. The Nominating Committee currently consists of Messrs. Miller, Steimel and Waltman. The Nominating Committee will consider candidates for nomination as a director, which are recommended by shareholders, directors and other sources. The Nominating Committee met one time in 2004. Under the terms of the Nominating Committee Charter, which is available on the Company’s website, the Committee is responsible for developing and implementing a process and guidelines for the selection of individuals for nomination to the Board of Directors and considering incumbent directors for nomination and re-election.

     In considering and evaluating potential candidates for positions on the CSB Board of Directors, and consistent with its Charter, the Nominating Committee considers, among other things, the potential candidates’ knowledge of the communities in which CSB and the Bank operate; their experience and any special business, financial, or other expertise; their reputation for honesty and integrity; and their ability to provide independent and objective oversight and supervision for matters which may impact CSB and the Bank. The Nominating Committee also considers applicable requirements of the CSB Code of Regulations and requirements of applicable law and regulations with respect to evaluating potential candidates, as well as other matters which the Nominating Committee deems appropriate in light of the specific circumstances and the potential candidate. To that end, the Nominating Committee may conduct its own analysis and may also seek information from a variety of outside sources in order to ascertain whether a potential candidate meets the referenced criteria.

     The Nominating Committee utilizes the same standards and criteria in considering and evaluating potential candidates for positions on the CSB Board of Directors who are recommended by CSB shareholders, when appropriate. The majority of the members of the Nominating Committee are independent, as defined by the National Association of Securities Dealers, Inc., listing standards.

     The Compensation Committee develops and recommends executive compensation principles, policies and programs to the CSB Board of Directors. The Compensation Committee currently consists of Messrs. Steimel, Baker and Waltman. The Compensation Committee met two times in 2004.

     CSB has an Audit Committee, the members of which currently consist of Messrs. Steiner, Holtman and Robb. All of the members of the Audit Committee are independent directors. Among other things, the Audit Committee is responsible for the engagement of independent auditors, reviewing with the independent auditors the plans and results of the audit, and reviewing the adequacy of internal accounting controls. The Audit Committee met a total of 12 times in 2004. The Board of Directors has determined that Messrs. Robb and Steiner meet the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission

PROPOSAL 2:

APPROVAL AND ADOPTION OF AN INCREASE IN THE NUMBER OF COMMON SHARES
AVAILABLE TO BE GRANTED UNDER THE CSB BANCORP, INC. SHARE EQUITY INCENTIVE
PLAN

     On April 24, 2002, the shareholders of CSB approved and adopted the CSB Bancorp, Inc. Share Equity Incentive Plan (the “Plan”). The Plan currently authorizes the grant of share incentives involving up to 75,000 of CSB’s Common Shares through ownership incentives to eligible employees, consultants and directors of CSB and its subsidiaries. CSB and its subsidiaries currently have approximately 143 employees and nine directors. The term “eligible person” refers to any person who in the opinion of the Board of Directors can and does contribute significantly to the growth and successful operations of CSB and its subsidiaries.

     The Board of Directors may amend the Plan. The Board of Directors may also, by a resolution adopted by a majority of the entire Board of Directors, discontinue the Plan. However, no amendment or discontinuance of the Plan by the Board of Directors may, without the consent of the eligible person, adversely affect any share incentive previously granted to the eligible person.

     On January 27, 2005, the Board of Directors of CSB approved an amendment to the Plan increasing the total number of Common Shares available to be granted as share incentive awards under the Plan from 75,000 Common Shares to 200,000 Common Shares.

     The proposal to amend the total number of Common Shares available to be granted as share incentives under the Plan from 75,000 Common Shares to 200,000 Common Shares is contained in the following resolution that will be submitted to the shareholders for adoption at the Annual Meeting. The affirmative vote of the holders of a majority of CSB’s Common Shares present in person or by proxy at the Meeting and entitled to vote is required to adopt the resolution. Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders. The Board of Directors recommends that the shareholders vote “FOR” the adoption of the following resolution.

     The resolution states:

     RESOLVED, that the CSB Bancorp, Inc. Share Equity Incentive Plan be, and hereby is, amended to provide that the total number of Common Shares of CSB Bancorp, Inc., available for grant under the terms of the Plan, is increased from 75,000 shares to 200,000 shares effective immediately.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for developing and recommending CSB’s executive compensation principles, policies and programs to the Board of Directors. The Compensation Committee believes that in representing the Board of Directors, it must act in the best interest of the shareholders as it reviews and determines CSB’s executive compensation principles, policies and programs. The Compensation Committee’s essential goal is to create a balance by which CSB is able to attract and retain qualified management personnel, while at the same time providing for maximization of CSB’s financial performance and safeguarding CSB’s assets. In compensating CSB’s executive officers, the Committee seeks to achieve the following goals:

1.	motivate executive officers to strive for and achieve outstanding corporate performance that provides a direct benefit to shareholders;

2.  attract highly-qualified key management personnel; and

3.	reward superior performance in reaching corporate objectives with aggressive compensation levels and provide that a significant portion of compensation will be dependent on CSB’s annual performance.

     Base salaries for executive officers in 2004 were determined after review of an analysis of salaries paid for comparable positions and consideration of the competition for executive talent within CSB’s industry. CSB’s review included a survey of public filings made by industry peers. CSB’s compensation philosophy is to target executive salaries close to the mean of the market rate paid for comparable positions by similarly sized bank holding companies. CSB’s senior officers recommend to the Board of Directors an aggregate amount of cash and options to purchase Common Shares to offer as bonuses to employees each fiscal year, based upon the performance of CSB and the Bank during the prior fiscal year, and an allocation of these bonuses among the employees of CSB and the Bank. After consideration of this recommendation, the Compensation Committee approves the issuance of bonuses each year. The Chief Executive Officer only participates in the evaluation of compensation of the other executive officers.

THE COMPENSATION COMMITTEE

Robert K. Baker
Samuel M. Steimel
John R. Waltman

REPORT OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Board of Directors of CSB. Management of CSB is responsible for CSB’s reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. CSB’s auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes.

     Mr. Robb and Mr. Steiner are certified public accountants, and Mr. Holtman is an attorney licensed to practice law in the State of Ohio. Mr. Robb and Mr. Steiner have been designated as “financial experts” under Section 401(h) of Regulation S-K.

     The Audit Committee has reviewed and discussed with Clifton Gunderson LLP (“Clifton Gunderson”), CSB’s independent auditors for the year ended December 31, 2004, the matters required to be discussed by Statement of Accounting Standards 61, as may be modified or supplemented. The Audit Committee also has received the written disclosures and the letter from the independent accountants, as required, and has discussed with Clifton Gunderson its independence. Based on the forgoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in CSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

THE AUDIT COMMITTEE

Ronald E. Holtman
Jeffery A. Robb, Sr.
Eddie L. Steiner

CERTIFIED PUBLIC ACCOUNTANTS

     Clifton Gunderson, certified public accountants, acted as CSB’s auditors for the 2004 fiscal year and will act in such capacity for the 2005 fiscal year. During CSB’s two most recent fiscal years (ended December 31, 2003 and 2004), there were no disagreements with CSB’s auditors on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. A representative of Clifton Gunderson is expected to be present at the Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees. Fees for audit services totaled $64,700 in 2004 and $61,100 in 2003, including fees associated with the annual audit and the reviews of CSB’s quarterly reports on Form 10-Q.

Audit-Related Fees. Fees for audit-related services totaled $7,400 in 2004 and $6,450 in 2003. Audit-related services related to an audit of CSB’s 401(k) Plan.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning, totaled $16,200 in 2004 and $16,850 in 2003.

All Other Fees. There were no other fees paid to Clifton Gunderson in 2004 or 2003.

All of the above-mentioned services and fees were pre-approved by the Audit Committee.

Audit Committee Procedures for Approval of Services by Independent Accountants

•	The Audit Committee will annually approve the scope of, and fees payable for, the year-end audit to be performed by CSB’s independent accountants for the next fiscal year.

•	Management may not engage the independent accountants for any services unless they are approved by the Audit Committee in advance of the engagement.

•	If Management wishes to engage the independent accountants for any services, Management will define and present to the Audit Committee specific projects and categories of service, and fee estimates, for which the advance approval of the Audit Committee is required. The Audit Committee will review these requests and determine whether to pre-approve the engagement of the independent accountants for the specific projects and categories of service.

•	Management will report to the Audit Committee regarding the actual spending for these projects and services, compared to the approved amounts on a quarterly basis.

•	The Audit Committee Chairperson will report to the Committee at each regularly scheduled meeting the nature and amount of any non-audit services that he has approved.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for the three years ended December 31, 2004 by CSB’s Chief Executive Officer and the persons who were, at December 31, 2004, the four other most highly paid executive officers.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
				Other	Options/	All
				Annual	SARs	Other
Name and				Compen-	(# of	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)	Shares)	sation($)
John J. Limbert	2004	150,503	40,000	-0-	-0-	5,400	(1)
President and Chief Executive	2003	92,308	30,000	-0-	10,000	35,688	(2)
Officer

Rick L. Ginther	2004	123,269	20,000	-0-	-0-	4,140	(3)
Senior Vice President and Chief Lending Officer

Paul D. Greig	2004	106,503	20,000	-0-	-0-	3,630	(4)
Senior Vice President, Chief Operations and Information Officer

Paula J. Meiler	2004	38,462	5,000	-0-	1,000	-0-
Senior Vice President and Chief Financial Officer

A. Lee Miller	2004	99,894	2,000	-0-	-0-	3,502	(5)
Senior Vice President and	2003	116,308	15,000	-0-	-0-	5,815	(6)
Chief Financial Officer until August 8, 2004	2002	112,000	10,000	600 (7)	1,000	6,126	(8)

(1) Includes the following amounts paid to Mr. Limbert: (i) $3,600 contributed to Mr. Limbert’s 401(k) account by the Bank and (ii) $1,800 contributed to Mr. Limbert under the Bank’s profit sharing plan.

(2) Includes the following amounts paid to Mr. Limbert: (i) $2,019 contributed to Mr. Limbert’s 401(k) account by the Bank, (ii) $3,669 contributed to Mr. Limbert under the Bank’s profit sharing plan, and (iii) a $30,000 relocation bonus.

(3) Includes the following amounts paid to Mr. Ginther: (i) $2,760 contributed to Mr. Ginther’s 401(k) account by the Bank, and (ii) $1,380 contributed to Mr. Ginther under the Bank’s profit sharing plan.

(4) Includes the following amounts paid to Mr. Greig: (i) $2,420 contributed to Mr. Greig’s 401(k) account by the Bank, and (ii) $1,210 contributed to Mr. Greig under the Bank’s profit sharing plan.

(5) Includes the following amounts paid to Mr. Miller: (i) $2,335 contributed to Mr. Miller’s 401(k) account by the Bank, and (ii) $1,167 contributed to Mr. Miller under the Bank’s profit sharing plan. While no longer an Executive Officer of CSB Bancorp, information regarding Mr. Miller is provided pursuant to requirements of the Securities and Exchange Commission.

(6) Includes the following amounts paid to Mr. Miller: (i) $2,326 contributed to Mr. Miller’s 401(k) account by the Bank, and (ii) $3,489 contributed to Mr. Miller under the Bank’s profit sharing plan.

(7) Includes fees paid to Mr. Miller for a club membership.

(8) Includes the following amounts paid to Mr. Miller: (i) $2,450 contributed to Mr. Miller’s 401(k) account by the Bank, and (ii) $3,676 contributed to Mr. Miller under the Bank’s profit sharing plan.

Option/SAR Grants in Last Fiscal Year

Individual Grants
	Number of	% of Total		Potential Realizable Value at
	Securities	Options		Assumed Rates of Stock Price
	Underlying	Granted to	Exercise	Appreciation for Option Term (2)
	Options/SARs	Employees in	Price Per	Expiration
Name	Granted (1)	Fiscal Year	Share	Date	5%	10%
John J. Limbert	-0-	N/A	N/A	N/A	N/A	N/A
Rick L. Ginther	-0-	N/A	N/A	N/A	N/A	N/A
Paul D. Greig	-0-	N/A	N/A	N/A	N/A	N/A
Paula J. Meiler	1,000	100%	$19.00	8/09/09	$5,249	$11,600
A. Lee Miller(3)	-0-	N/A	N/A	N/A	N/A	N/A

(1) The options were granted pursuant to Ms. Meiler’s employment agreement. All options granted in 2004 were qualified stock options. No stock appreciation rights were granted under the Plan in 2004.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market value of the common stock.

(3) While no longer an Executive Officer of CSB Bancorp, information regarding Mr. Miller is provided pursuant to requirements of the Securities and Exchange Commission.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options/SARs at		Money Options/SARS at
	Shares		12/31/04		12/31/04[1]
	Acquired on	Value	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	Realized ($)	(#)	(#)	($)	($)
John J. Limbert	-0-	-0-	10,000	-0-	22,500	-0-
Rick L. Ginther	-0-	-0-	1,000	-0-	2,500	-0-
Paul D. Greig	-0-	-0-	1,000	-0-	2,500	-0-
Paula J. Meiler	-0-	-0-	1,000	-0-	1,000	-0-
A. Lee Miller[2]	-0-	-0-	400	600	1,580	2,370

[1]	Based on the closing price of a common share of CSB of $20.00 as reported by the Wall Street Journal on December 31, 2004. The ultimate realization of profit, if any, on the sale of common shares underlying the option is dependent upon the market price of the shares on the date of sale.

[2]	While no longer an Executive Officer of CSB Bancorp, information regarding Mr. Miller is provided pursuant to requirements of the Securities and Exchange Commission.

Employment Contracts and
Termination of Employment and Change-in-Control Arrangements

     An employment agreement dated May 20, 2003, was entered into with John J. Limbert, providing for employment of Mr. Limbert as President and Chief Executive Officer of the Bank and CSB pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Limbert consisting of an annual base salary of $150,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Limbert’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Limbert from competing for a period of one year following the date of termination of the agreement. The agreement provides that Mr. Limbert receives no additional compensation for serving as a director (including service on any committee) of the Bank or CSB.

     An employment agreement dated June 30, 2003, was entered into with Paul D. Greig providing, inter alia, for employment of Mr. Greig as Senior Vice President, Chief Operations Officer, and Chief Information Officer of the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Greig consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Greig’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Greig from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Greig with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Mr. Greig.

     An employment agreement dated July 21, 2003, was entered into with Rick L. Ginther providing, inter alia, for employment of Mr. Ginther as Senior Vice President and Chief Loan Officer of the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Mr. Ginther consisting of an annual base salary of $120,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, and certain stock options. In the event that Mr. Ginther’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles him to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Mr. Ginther from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Mr. Ginther with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Mr. Ginther.

     An employment agreement dated August 9, 2004, was entered into with Paula Meiler providing, inter alia, for employment of Ms. Meiler as Senior Vice President and Chief Financial Officer of CSB and the Bank pursuant to the terms of the agreement. The agreement is for a two-year term with annual renewals commencing at the first anniversary, and provides for compensation to Ms. Meiler consisting of an annual base salary of $100,000, a bonus to be paid at the discretion of the Board of Directors, vacation, benefits, relocation reimbursement up to a stated amount for a limited time, and certain stock options. In the event that Ms. Meiler’s employment is terminated without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount otherwise due under the agreement plus six months of the base salary in effect on the date of termination and limited continued benefits for a six month period. The agreement also contains a “non-compete” provision, prohibiting Ms. Meiler from competing for a period of one year following the date of termination of the agreement, as well as a “change in control” provision which provides Ms. Meiler with certain benefits, including continuation of compensation, stock options, and certain health benefits for stated periods following a “change in control” as defined therein and termination of employment within a 90-day period before or after such “change in control”. Such “change in control” benefits are subject to being reduced so that no “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended; the “IRS Code”) is received by Ms. Meiler.

PERFORMANCE GRAPH

     The following graph compares the yearly stock change and the cumulative total shareholder return on CSB’s Common Shares during the five-year period ended December 31, 2004, with the cumulative total return on the NASDAQ Bank Stock Index and the Standard and Poor’s 500 Stock Index. The comparison assumes $100 was invested on December 31, 1999 in CSB’s Common Shares and in each of the indicated indices and assumes reinvestment of dividends.

	1999	2000	2001	2002	2003	2004
CSBB	$100.00	$43.61	$43.90	$47.78	$52.04	$64.03

NASDAQ Bank	$100.00	$114.67	$126.23	$131.93	$171.42	$190.26

S & P	$100.00	$89.86	$78.14	$59.88	$75.68	$82.49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CSB has engaged and intends to continue to engage in the lending of money through the Bank to various directors and officers of CSB. These loans to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or other unfavorable features.

     In addition to those banking transactions conducted in the ordinary course, the following related transactions were conducted. Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

     CSB and the Bank hired Holmes County Title Company from time to time during 2004 for title work and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Ronda P. Steimel, owner of Holmes County Title Company, is the wife of Director Samuel M. Steimel. CSB and the Bank contemplate using Holmes County Title Company in the future on similar terms, as needed.

     CSB and the Bank hired Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency from time to time during 2004 for legal services and real estate closing services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. John R. Waltman is a partner of both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency. CSB and the Bank contemplate using both Critchfield, Critchfield & Johnston, Ltd. and Heartland Title Agency in the future on similar terms, as needed.

     CSB and the Bank hired Logee, Hostetler, Stutzman & Lehman from time to time prior to 2004 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Ronald E. Holtman is a partner of Logee, Hostetler, Stutzman & Lehman. CSB and the Bank contemplate using Logee, Hostetler, Stutzman & Lehman in the future on similar terms, as needed.

     CSB and the Bank hired Steimel Law Office from time to time prior to 2004 for legal services in connection with various matters arising in the ordinary course of the business of CSB and the Bank. Samuel M. Steimel is the owner of Steimel Law Office. CSB and the Bank contemplate using Steimel Law Office in the future on similar terms, as needed.

COMPENSATION AND NOMINATING COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 2004, none of CSB’s executive officers or Directors was a member of the Board of Directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the Commission.

SHAREHOLDER NOMINATIONS

     The Nominating Committee of the Board will consider recommendations for nominations received by shareholders in accordance with the Company’s Code of Regulations. Shareholder recommendations for nomination should be submitted in writing to the Company at its principal office in Millersburg, Ohio, and must include the shareholder’s name, address and the number of shares of the Company beneficially owned by the shareholder. The recommendation must be provided to the Company in writing not less than fourteen nor more than fifty days prior to the date of the Meeting. The recommendation should also include the name, age, business address, residence address, principal occupation and number of shares of the Company beneficially owned by the recommended candidate for nomination. Shareholder recommendations must also include the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. The Company may also require any nominee to furnish additional information regarding the eligibility and qualifications of the recommended candidate.

PROPOSALS OF SECURITY HOLDERS

     In order to be eligible for inclusion in CSB’s proxy materials for the 2006 Annual Meeting of Shareholders, any shareholder’s proposal to take action at such meeting must be received at CSB’s main office at 6 West Jackson Street, Millersburg, Ohio 44654, no later than November 25, 2005. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

SHAREHOLDER COMMUNICATION WITH BOARD OF DIRECTORS

     Shareholders interested in communicating directly with the Board of Directors may do so by writing to Margaret L. Conn, Secretary, CSB Bancorp, Inc., 6 West Jackson Street, Millersburg, Ohio 44654. The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Directors Communication.”

     The Secretary will review all such correspondence and regularly forward to the Board of Directors a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Committees of the Board or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by CSB that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of CSB’s internal audit department and handled in accordance with procedures established by the Audit Committee for such matters.

OTHER BUSINESS

     The Board of Directors is not aware of any business to be addressed at the Meeting other than those matters described above in this Proxy Statement. However, if any business other than that set forth in the Notice of the Meeting should be properly presented at the Meeting, it is intended that the Common Shares represented by proxies will be voted with respect thereto in accordance with the judgment of the person voting them.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ John J. Limbert

John J. Limbert

President and Chief Executive Officer

Millersburg, Ohio March 24, 2005

APPENDIX A

CSB BANCORP, INC.
SHARE INCENTIVE PLAN

1.	Purposes: The purposes of this Plan are (i) to secure for the Company the benefits of incentives inherent in ownership of Shares by Eligible Persons; (ii) to encourage Eligible Persons to increase their interest in the future growth and prosperity of the Company; (iii) to further the identity of interest of those who hold positions of major responsibility in the Company and its Subsidiaries with the interests of the Company’s owners; and (iv) to enable the Company to compete with other organizations offering similar or other incentives in obtaining and retaining the services of competent Eligible Persons.

2.	Definitions: Unless otherwise required by the context, the following terms when used in this Plan shall have the meanings set forth in this Section 2.

a.	Agreement: An Agreement between the Company and an Eligible Person which describes the number and terms of the Share Incentives granted to an Eligible Person pursuant to the Plan.

b.	Appreciation Right: A right to receive cash having an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise of such right over the Fair Market Value of one such Share on the date of grant of such right.

c	Board of Directors: The Board of Directors of the Company.

d.	Change of Control: The event which shall be deemed to have occurred if either (i) a change occurs, within any six month period, in the beneficial ownership, directly or indirectly, of 50% or more of the Company’s voting stock, (ii) a change occurs in the acquisition of the ability to control the election of a majority of the Company’s directors, (iii) a change occurs in the acquisition of a controlling influence over the management or policies of the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) or (iv) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of the Company (the “Existing Board”) cease for any reason to constitute at least a majority thereof, provided that any individual whose election or nomination for election as member of the Existing Board was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director. For purposes of this definition, a person shall be deemed the “beneficial owner” of any Shares (i) which such person or any of its Affiliates or Associates, as defined below, beneficially owns, directly or indirectly; (ii) which such person or any of its Affiliates or Associates, has directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares in the Company. For purposes of this Plan, a “person” shall mean any individual, firm, company, partnership, other entity or group, and the terms “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the date the Plan is approved by the Shareholders of the Company and becomes effective. Provided however, that a Change of Control shall not be deemed to have resulted from any transfer (i) to the Company; (ii) to a fiduciary for the benefit of the transferring owner or his spouse or lineal descendants or (iii) by will or by operation of the laws of descent and distribution.

e	Committee: The Committee of the Board of Directors designated to administer this Plan pursuant to the provisions of Section 12; provided, however, if no committee is appointed, then the full Board of Directors shall administer this Plan and in that event any reference in this Plan to the Committee shall mean the full Board of Directors.

f.	Company: CSB Bancorp, Inc., an Ohio corporation.

g.	Eligible Person: An individual who provides services to the Company or any Subsidiary as an employee or consultant, or as a member of the board of directors of the Company or a Subsidiary who, in the opinion of the Committee, can contribute significantly to the growth and successful operations of the Company or a Subsidiary. The recommendation of the grant of a Share Incentive to an individual by the Committee shall be deemed a determination by the Committee that such person is an Eligible Person.

h.	Fair Market Value: The value of a Share as most recently determined by the Committee in good faith in accordance with the method approved by the Board of Directors.

i.	Nonstatutory Option. An Option granted under this Plan which is not an Statutory Option. Nonstatutory Options shall not be affected by any actions taken retroactively as provided below with respect to Statutory Options.

j.	Option: An option to purchase Shares which is granted to an Eligible Person under this Plan pursuant to the terms of an Agreement, and which may take the form either of an Statutory Option or a Nonstatutory Option.

k.	Performance Objectives: Stated criteria which may, but need not be, set forth in an Agreement at the discretion of the Committee, the successful attainment of which is specified in the Agreement as a condition precedent to the issuance, transfer or retention of some or all of the Shares to be issued pursuant to the Share Incentives described in the Agreement. Performance Objectives may be personal and organizational in nature and, at the discretion of the Committee, may include, but need not be limited to, objectives determined by reference to or changes in (i) the Fair Market Value, book value or earnings of Shares, (ii) sales and revenues, income, profits and losses, return on capital employed or net worth of the Company (on a consolidated or unconsolidated basis) or of any of its groups, divisions, Subsidiaries or departments or (iii) a combination of two or more of the foregoing or other factors.

l.	Plan: The Share Incentive Plan herein set forth and as the same may from time to time be amended.

m.	Share Award: An issuance or transfer of Shares at the time the Share Incentive is granted or as soon thereafter as practicable, or an undertaking to issue or transfer such Shares in the future.

n.	Shares: The Company’s common shares.

o.	Share Incentive: A Share Incentive granted under this Plan in one of the forms provided for in Section 3.

p.	Statutory Option: An Option granted under this Plan which is designated to be an incentive share option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended. Any provisions elsewhere in this Plan or in any Agreement awarding such Statutory Option which would prevent such Option from being an incentive share option may be deleted and/or voided retroactively to the date of the granting of such Option by action of the Committee.

q.	Subsidiary: A company or other entity designated by the Committee in which the Company has a significant equity interest.

3.	Grants of Share Incentives:

a.	Subject to the provisions of this Plan, the Committee may at any time, or from time to time, grant Share Incentives under this Plan to, and only to, Eligible Persons.

b.	Share Incentives may be granted in one or more of the following forms:

i.	Options,

ii.	Appreciation Rights,

iii.	Share Awards, or

iv.	a combination of Options, Appreciation Rights, and/or Share Awards.

c.	Notwithstanding any other provision of this Plan, for a period of one (1) year from the date the Plan is adopted and approved by the shareholders of the Company, no person shall be eligible to receive a Share Incentive if his or her relationship to the Company is limited to being a director of the Company or its subsidiaries.

4.	Shares Subject to this Plan:

a.	A total of Seventy Five Thousand (75,000) Shares are available for Share Incentives granted under the Plan; provided, that if another company is acquired by the Company or combines with the Company, any of the Shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the Plan and would not be subtracted from the Shares available for grant under the Plan. Furthermore, if any Shares that are subject to Share Incentives are forfeited, such Shares shall again become available under the Plan. For purposes of the preceding sentence:

i.	“Forfeited Shares” means any Shares issued pursuant to grants of Share Incentives which expire or terminate for any reason in a calendar year without ever having been exercised or as to which the recipient did not receive any benefits of ownership;

ii.	Shares subject to Share Incentives granted under this Plan may be either authorized but unissued Shares or Shares held in the Company’s treasury, or any combination thereof, in the discretion of the Committee.

b.	The maximum number of Shares with respect to which Share Incentives may be granted to any person during any calendar year shall be One Thousand (1,000); provided, however, that in the event of a grant made to a recipient upon the recipient’s initial hiring by the Company, such limitation shall be increased to Five Thousand (5,000) Shares.

c.	The issuance of any Appreciation Rights shall reduce the number of Shares available for the grant of Share Incentives on the same basis as the issuance of Options and Share Awards.

5.	Options: Share Incentives in the form of Options shall be subject to the following provisions:

a.	Upon the exercise of an Option, the purchase price shall be paid in cash by means reasonably acceptable to the Company or, unless otherwise provided by the Committee (and subject to such terms and conditions as are specified in the Agreement or by the Committee), in Shares delivered to the Company by the optionee. Shares thus delivered shall be valued at their Fair Market Value on the date on which they are delivered to the Company in payment of the exercise price.

b.	Each Agreement shall specify the period during which the Options may be exercised and shall provide that the Options shall expire at the end of such period (or periods); provided that such expiration date shall not be later than ten years from the date of grant thereof. Unless otherwise provided in the Option, an Option, to the extent it is or becomes exercisable, may be exercised at any time in whole or in part until the expiration or termination of the Option, provided, however, that the date of exercise of an Option shall be determined under procedures established by the Committee. Any term or provision in any outstanding Option specifying that the Option not be immediately exercisable or that it be exercisable in installments may be modified at any time during the life of the Option by the Committee, provided, however, no such modifications of an outstanding Option shall, without the consent of the optionee, adversely affect any Option theretofore granted to the optionee.

c.	Subject to the expiration of and the termination of Options under an Agreement, each Option shall be exercisable during the life of the optionee only by the optionee and, after the optionee’s death, only by the optionee’s estate or by a person who acquired the right to exercise the Option by will or the laws of descent and distribution. An Option, to the extent that it shall not have been exercised, shall terminate at the close of business on the sixtieth day following the date the optionee ceases to be an employee, consultant or director of or to the Company or any Subsidiary, unless the optionee ceases to be an employee, consultant or director of or to the Company or any Subsidiary because of (i) resignation with the consent of the Committee (which consent may be given before or after resignation or (ii) by reason of death, incapacity or retirement under a retirement plan of the Company or a Subsidiary, in which case the Option shall terminate eighteen months after the optionee ceases to be an employee, consultant or director of or to the Company or any Subsidiary. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Committee, be deemed a termination of employment within the meaning of this paragraph (c). Notwithstanding the foregoing provisions of this paragraph (c) or any other provisions of this Plan, no Option shall be exercisable after expiration of the term for which the Option was granted, which shall in no event exceed ten years.

d.	Options shall be granted for such lawful consideration as the Committee shall determine.

e.	No Option nor any right thereunder may be assigned or transferred by the optionee except by will or the laws of descent and distribution. If so provided in the Agreement or if so authorized by the Committee and subject to such terms and conditions as are specified in the Agreement or by the Committee, the Company shall have the right, upon or without the request of the holder of the Option and at any time or from time to time, to cancel all or a portion of the Option then subject to exercise and, at the Company’s election, either (i) pay the holder an amount of money equal to the excess, if any, of the Fair Market Value, at such time or times, of the Shares subject to the portion of the Option so canceled over the aggregate purchase price of such Shares or (ii) issue or transfer Shares to the holder with a Fair Market Value, at such time or times, equal to such excess.

f.	Each Option shall be evidenced by a written Agreement, which shall contain such terms and conditions (including, without limitation, Performance Objectives), and shall be in such form as the Committee may determine, provided the Agreement is consistent with this Plan and incorporates it by reference. Notwithstanding the preceding sentence, an Agreement, if so recommended by the Committee, may include restrictions and limitations in addition to those provided for in this Plan.

g.	Options may be either Statutory Options or Nonstatutory Options at the discretion of the Committee. Options not otherwise designated shall be Nonstatutory Options. Notwithstanding any other provisions herein, the following provisions shall apply to Statutory Options: (i) except as set forth in clause (ii), the exercise price of any Statutory Option shall not be less than the Fair Market Value of the Shares on the date of grant; (ii) the exercise price of any Statutory Option granted to any person who on the date of grant owns (within the meaning of Section 425(d) of the Internal Revenue Code) Shares possessing more than 10% of the total combined voting power of all classes of Shares of the Company or any Subsidiary shall not be less than 110% of the Fair Market Value of the Shares on the date of grant; (iii) the maximum term of any Statutory Option granted hereunder shall be ten years, except that the maximum term of any Statutory Option granted to a person described in clause (ii) above shall be five years; (iv) no Statutory Option may be granted subsequent to the tenth anniversary of the date of shareholder approval of this Plan; (v) Statutory Options may only be granted to persons who are employees of the Company or any Subsidiary within the meaning of the Code; and (vi) During any calendar year, Statutory Options may not be granted with respect to Shares under this Plan having a fair market value of more than $100,000.

h.	Any federal, state or local withholding taxes payable by an optionee upon the exercise of an Option shall be paid in cash or, unless otherwise provided by the Committee, by the surrender of Shares or the withholding of Shares to be issued to the optionee, or in any combination thereof, or in such other form as the Committee may authorize from time to time. All such Shares so surrendered or withheld shall be valued at the Fair Market Value for the date on which they are surrendered or withheld, and the number of Shares surrendered or withheld shall not exceed the number of such Shares necessary to satisfy the withholding obligation.

6.	Appreciation Rights: Share Incentives in the form of Appreciation Rights shall be subject to the following provisions:

a.	Each grant of Appreciation Rights shall be evidenced by an Agreement specifying the number of Appreciation Rights granted and containing such other terms and conditions (which may, but need not, include Performance Objectives) as the Committee may determine.

b.	Each Agreement shall specify the period during which the pertinent Appreciation Rights may be exercised and shall provide that the Appreciation Rights shall expire at the end of such period (or periods); provided that such expiration date shall not be later than ten years from the date of grant thereof. Except as otherwise provided herein or in an Agreement, any Appreciation Right may be exercisable in full or in part in one or more installments at such time or times as may be specified in the Agreement. Any term or provision in any Agreement specifying that the Appreciation Right not be immediately exercisable or that it is to be exercisable in installments may be modified at any time during the term of the Agreement by the Committee, provided, however, no such modifications of any outstanding Appreciation Right shall, without the consent of the Eligible Person, adversely affect any Appreciation Right theretofore granted.

c.	Subject to the expiration of and the termination of Appreciation Rights under an Agreement, each Appreciation Right shall be exercisable during the life of the Eligible Person only by the Eligible Person and, after the Eligible Person’s death, only by the Eligible Person’s estate or by a person who acquired the right to exercise the Appreciation Right by will or the laws of descent and distribution. An Appreciation Right, to the extent that it shall not have been exercised, shall terminate at the close of business on the sixtieth day following the date the Eligible Person ceases to be an employee, consultant or director of or to the Company or any Subsidiary, unless the Eligible Person ceases to be an employee, consultant or director of or to the Company or any Subsidiary because of (i) resignation with the consent of the Committee (which consent may be given before or after resignation) or (ii) by reason of death, incapacity or retirement under a retirement plan of the Company or a Subsidiary, in which case the Appreciation Right shall terminate eighteen months after the Eligible Person ceases to be an employee, consultant or director of or to the Company or any Subsidiary. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Committee, be deemed a termination of employment within the meaning of this paragraph (c). Notwithstanding the foregoing provisions of this paragraph (c) or any other provisions of this Plan, no Appreciation Rights shall be exercisable after expiration of the term for which the Appreciation Right was granted, which shall in no event exceed ten years.

d.	No Appreciation Right may be assigned or transferred by the Eligible Person except by will or the laws of descent and distribution. If so provided in the Agreement or if so authorized by the Committee and subject to such terms and conditions as are specified in the Agreement or by the Committee, the Company shall have the right, upon or without the request of the holder of an Appreciation Right and at any time or from time to time, to cancel all or a portion of the Appreciation Right then subject to exercise and pay the holder an amount of cash for each Appreciation Right equal to the excess, if any, of the Fair Market Value of a Share at the date of cancellation over the Fair Market Value of a Share at the time the Appreciation Right was granted.

e.	Any federal, state or local withholding taxes payable upon the exercise of an Appreciation Right shall be paid in cash by the Eligible Person or withheld from the cash payment made to the Eligible Person pursuant to the exercise of an Appreciation Right.

7.	Share Awards: Share Incentives in the form of Share Awards shall be subject to the following provisions:

a.	For the purposes of this Plan, in determining the value of a Share Award, all Shares subject to such Share Award shall be valued at not less than 100% of the Fair Market Value of such Shares on the date such Share Award is granted, regardless of whether or when such Shares are issued or transferred to the Eligible Person and whether or not such Shares are subject to restrictions which affect their value.

b.	Shares subject to a Share Award may be issued or transferred to the Eligible Person at the time the Share Award is granted, or at any time subsequent thereto, or in installments from time to time, as the Committee shall determine. In the event that any such issuance or transfer shall not be made to the Eligible Person at the time the Share Award is granted, the Committee may provide for payment to such Eligible Person, either in cash or in Shares from time to time or at the time or times such Shares shall be issued or transferred to such Eligible Person, of amounts not exceeding the income distributions which would have been payable to such Eligible Person in respect of such Shares (as adjusted under Section 9) if they had been issued or transferred to such Eligible Person at the time such Share Award was granted. Any amount payable in Shares under the terms of a Share Award may, at the discretion of the Committee, be paid in cash, on each date on which delivery of Shares would otherwise have been made, in an amount equal to the Fair Market Value on such date of the Shares which would otherwise have been delivered.

c.	A Share Award shall be subject to such terms and conditions, including, without limitation, restrictions on sale or other disposition of the Share Award or of the Shares issued or transferred pursuant to such Share Award, as the Committee shall determine; provided, however, that upon the issuance or transfer of Shares pursuant to a Share Award, the recipient shall, with respect to such Shares, be and become a Shareholder of the Company fully entitled to receive income distributions, to vote and to exercise all other rights of a Shareholder except to the extent otherwise provided in the Share Award or in other Agreements. The Committee may, in its sole discretion, but shall not be required to, specify in any Agreement governing a Share Award that the issuance, transfer and retention of some or all of the Shares covered by the Share Award shall be subject to the attainment of Performance Objectives.

d.	Subject to the expiration of and the termination of Share Awards under an

Agreement, each Share Award shall be exercisable during the life of the recipient only by the recipient and, after the recipient’s death, only by the recipient’s estate or by a person who acquired the right to exercise the Share Award by will or the laws of descent and distribution. A Share Award, to the extent that it shall not have been exercised, shall terminate at the close of business on the sixtieth day following the date the recipient ceases to be an employee, consultant or director of or to the Company or any Subsidiary, unless the recipient ceases to be an employee, consultant or director of or to the Company or any Subsidiary because of (i) resignation with the consent of the Committee (which consent may be given before or after resignation or (ii) by reason of death, incapacity or retirement under a retirement plan of the Company or a Subsidiary, in which case the Share Award shall terminate eighteen months after the recipient ceases to be an employee, consultant or director of or to the Company or any Subsidiary. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Committee, be deemed a termination of employment within the meaning of this paragraph (c). Notwithstanding the foregoing provisions of this paragraph (c) or any other provisions of this Plan, no Share Award shall be exercisable after expiration of the term for which the Share Award was granted, which shall in no event exceed ten years.

8.	Combinations of Appreciation Rights, Share Awards and Options: Share Incentives in the form of combinations of Options, Appreciation Rights or Share Awards shall be subject to the following provisions:

a.	A Share Incentive may be a combination of an Option with a form of Appreciation Right and/or with any form of Share Award; provided, however, that the terms and conditions of such Share Incentive pertaining to an Option are consistent with Section 5, the terms and conditions of such Share Incentive pertaining to an Appreciation Right are consistent with Section 6, and the terms and conditions of such Share Incentive pertaining to a Share Award are consistent with Section 7.

b.	Such combination Share Incentive shall be subject to such other terms and conditions as the Committee may determine, including, without limitation, a provision terminating in whole or in part a portion thereof upon the exercise in whole or in part of another portion thereof. Such combination Share Incentive shall be evidenced by a written Agreement in such form as the Committee shall determine, provided it is consistent with this Plan and incorporates it by reference.

9.	Adjustment Provisions: In the event that any recapitalization, reclassification, forward or reverse split of Shares or any similar transaction shall be effected, or the outstanding Shares are, in connection with a merger or consolidation of the Company or a sale by the Company of all or a part of its assets, exchanged for a different number or class of Shares or other securities of the Company or other securities of any other company, or a record date for determination of holders of Shares entitled to receive a share split or a dividend payable in Shares shall occur, (i) the number of Shares or other securities that may be issued or transferred pursuant to Share Incentives or with respect to which a cash payment pursuant to the Share Incentive is determinable, (ii) the number and class of Shares or other securities which have not been issued or transferred under outstanding Share Incentives, (iii) the purchase price to be paid per Share or other security under outstanding Options and (iv) the price to be paid by the Company or a Subsidiary for Shares or other securities issued or transferred pursuant to Share Incentives which are subject to a right of the Company or a Subsidiary to reacquire such Shares or other securities, shall in each case be equitably adjusted.

10.	Acceleration: In the event of a Change of Control of the Company, One Hundred Percent (100%) of the Share Incentives granted herein which have then been outstanding hereunder shall vest or be exercisable by the Eligible Person. Such vesting shall occur without regard to any limitation imposed by the Plan or the Committee at the time the Share Incentive was granted, which permits all or any part of the Share Incentive to be exercised only after the lapse of time or the attainment of Performance Objectives or other conditions to exercise, and such Share Incentives will remain vested and exercisable until the expiration of the Share Incentive.

11.	Term: This Plan shall be deemed adopted and shall become effective on the date it is approved and adopted by the shareholders of the Company. This Plan shall remain in effect until such time as it is terminated by the Board of Directors; provided, however, that no Share Incentive may be granted after the tenth anniversary of the effective date of the Plan.

12.	Administration:

a.	The Plan shall be administered by the Committee, which shall consist of not less than two individuals designated by the Board of Directors in accordance with the

Regulations of the Company. Grants of Share Incentives may be recommended by the Committee either with or without consultation with Eligible Persons, but, anything in this Plan to the contrary notwithstanding, the Committee shall have full authority to act in the matter of selection of all Eligible Persons and in recommending Share Incentives to be granted to them.

b.	Subject to the provisions of this Plan, the Committee shall specify in each Agreement the terms of each Share Incentive, including, where applicable, the exercise price, any provisions regarding redemption or forfeiture of Share Incentives or Shares, acceleration or extension of exercise dates, and such other matters as the Committee determines to be appropriate. The Committee may establish such rules and regulations, not inconsistent with the provisions of this Plan, as it deems necessary to determine eligibility to participate in this Plan and for the proper administration of this Plan, and may amend or revoke any rule or regulation so established. The Committee may make such determinations and interpretations under or in connection with this Plan as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be binding and conclusive upon the Company, its Subsidiaries, its shareholders and all Eligible Persons, and upon their respective legal representatives, beneficiaries, successors and assigns and upon all other persons claiming under or through any of them.

c.	Members of the Board of Directors and members of the Committee acting under this Plan shall be indemnified, if applicable, in accordance with the terms of the Company’s Articles of Incorporation and Regulations.

13.	Changes in Form or Acquisitions: Notwithstanding Section 4(a), if the Company or any Subsidiary should, either pursuant to an initial public offering or otherwise, merge or consolidate, or purchase or exchange Shares or assets with another entity, the Company, in connection therewith, upon the recommendation of the Committee and the approval of the Board of Directors, (i) may assume, in whole or in part and with or without modifications or conditions, any Share Incentives granted by such other entity to its employees, consultants or directors, in their capacity as such, (ii) may grant new Share Incentives in substitution therefore; provided that the granting of a Share Incentive with the terms and conditions of the assumed or substitute Share Incentives is permissible under this Plan, or (iii) may cause such other entity to assume the obligations of the Plan and substitute Share Incentives in such other entity for the Share Incentives granted hereunder, provided that such assumption shall not, without the consent of the Eligible Person, adversely affect any Share Incentive theretofore granted to such Eligible Person.

14.	General Provisions:

a.	Nothing in this Plan nor in any instrument executed pursuant hereto shall confer upon any Eligible Person any right to continue in his or her relationship with the Company or a Subsidiary, or shall affect the right of the Company or of a Subsidiary to terminate any Eligible Person at any time with or without cause.

b.	No Shares shall be issued or transferred pursuant to a Share Incentive unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with. In connection with any such issuance or transfer the person acquiring the Shares shall, if requested by the Company, give assurances satisfactory to counsel to the Company that the Shares are being acquired for investment and not with a view to resale or distribution thereof and assurances in respect of such other matters as the Company or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements. No Eligible Person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any Shares allocated or reserved for the purposes of this Plan or subject to any Share Incentive except as to Shares, if any, as shall have been issued or transferred to him.

c.	The Company or a Subsidiary may, with the approval of the Committee, enter into an agreement or other commitment to grant a Share Incentive in the future to a person who is or will be an Eligible Person at the time of grant, and, notwithstanding any other provision of this Plan, any such agreement or commitment shall not be deemed the grant of a Share Incentive until the date on which the Company takes action to implement such agreement or commitment.

d.	In the case of a grant of a Share Incentive to a Eligible Person of a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing or transferring the Shares, if any, covered by the Share Incentive to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the Eligible Person in accordance with the terms of the Share Incentive specified by the Committee pursuant to the provisions of this Plan. Notwithstanding any other provision hereof, such Share Incentive may be issued by and in the name of the Subsidiary and shall be deemed granted on the date it is approved by the Committee on the date it is delivered by the Subsidiary or on such other date between said two dates as the Committee shall specify.

e.	The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding of any taxes which the Company or a Subsidiary determines it is required to withhold in connection with any Share Incentive.

f.	Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary or other affiliate now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, group insurance, Share purchase, Share bonus or Share option plan.

g.	If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Share Incentive under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

15.	Amendments and Discontinuance:

a.	This Plan may be amended by the Board of Directors upon the recommendation of the Committee.

b.	The Board of Directors may by resolution adopted by a majority of the entire Board of Directors discontinue this Plan.

c.	No amendment or discontinuance of this Plan by the Board of Directors of the Company shall, without the consent of the Eligible Person, adversely affect any Share Incentive theretofore granted to him.

PROXY CARD

CSB BANCORP, INC.

6 West Jackson Street
Millersburg, Ohio 44654

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Messrs. Miller, Steimel, Waltman, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of CSB Bancorp, Inc. (“CSB”) which the undersigned is entitled to vote at the Annual Meeting for the Shareholders of said Company scheduled to be held on April 27, 2005 at 7:00 p.m. local time at the Carlisle Inn, Walnut Creek, Ohio, or at any adjournments or recesses thereof.

Shareholders have the right to vote cumulatively in the election of directors. In order to exercise the right to vote cumulatively, a shareholder must give written notice to the President, a Vice President or the Secretary of CSB not less than forty-eight hours before the time fixed for the meeting, and the shareholder’s demand for cumulative voting must be announced at the commencement of the meeting by or on behalf of the shareholder. If cumulative voting is elected, a shareholder may cast as many votes in an election of directors as the number of directors to be elected multiplied by the number of shares held. If any shareholder demands cumulative voting for the election of directors at the Meeting, this proxy gives the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on the proposal.

1.     ELECTION OF DIRECTORS

FOR:

☐ Robert K. Baker
☐ J. Thomas Lang
☐ John J. Limbert

WITHHOLD AUTHORITY:

☐ Robert K. Baker
☐ J. Thomas Lang
☐ John J. Limbert

2.      AMENDMENT OF SHARE EQUITY INCENTIVE PLAN. The Board of Directors recommends a FOR vote on the proposal.

           FOR: ☐

          WITHHOLD AUTHORITY: ☐

3.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or an adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors.

ALL FORMER PROXIES ARE HEREBY REVOKED.

_________________________

(Signature of Shareholder)

_________________________

(Signature of Shareholder)

(Please sign exactly as your name appears
hereon. All joint owners should sign. When
signing in a fiduciary capacity or as a
corporate officer, please give your full title
as such.)

Dated: ___, 2005